EXHIBIT 99.1

                                  PRESS RELEASE

                    EAST PENN FINANCIAL CORPORATION ANNOUNCES
                          PROMOTION OF BRENT L. PETERS


(August  29, 2006 - EMMAUS,  PA - East Penn  Financial  Corporation  (Nasdaq CM:
EPEN) parent company of East Penn Bank, announced that Brent L. Peters, President and Chief Executive Officer of the corporation and bank, has been appointed Chairman of the Board of Directors of East Penn Financial Corporation and East Penn Bank effective September 1, 2006. Mr. Peters will continue to serve as President and Chief Executive Officer, a position he has held since the bank's founding in 1991 and the formation of the corporation in 2003.

Former Chairman and current Vice Chairman and lead director, Forrest Rohrbach said, "We are extremely pleased that Brent Peters has accepted this key strategic appointment during this exciting phase for the corporation and the bank, and look forward to his contribution to our future success as the leading banking institution in the Lehigh Valley."

Mr. Peters said, "I am humbled, honored and appreciative of the Board's confidence in my leadership. This is the initial step of succession planning which is a key component of a successful company and I commend the board of directors for looking to the future. I welcome the opportunity to lead East Penn as it undertakes the next phase of its strategic plan."

East Penn Financial Corporation, with assets of $423.3 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 9 branch locations. East Penn Financial Corporation's stock is traded on the NASDAQ Capital Market under the symbol "EPEN". Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.



This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.